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                                                                    EXHIBIT 99.1

                              CAUTIONARY STATEMENT

         BIG BUCK BREWERY & STEAKHOUSE, INC., OR PERSONS ACTING ON BEHALF OF BIG BUCK, OR OUTSIDE REVIEWERS RETAINED BY BIG BUCK MAKING STATEMENTS ON BEHALF OF BIG BUCK, OR UNDERWRITERS OF BIG BUCK'S SECURITIES, FROM TIME TO TIME, MAY MAKE, IN WRITING OR ORALLY, "FORWARD-LOOKING STATEMENTS" AS DEFINED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS CAUTIONARY STATEMENT, WHEN USED IN CONJUNCTION WITH AN IDENTIFIED FORWARD-LOOKING STATEMENT, IS FOR THE PURPOSE OF QUALIFYING FOR THE "SAFE HARBOR" PROVISIONS OF THE LITIGATION REFORM ACT AND IS INTENDED TO BE A READILY AVAILABLE WRITTEN DOCUMENT THAT CONTAINS FACTORS WHICH COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS ARE IN ADDITION TO ANY OTHER CAUTIONARY STATEMENTS, WRITTEN OR ORAL, WHICH MAY BE MADE, OR REFERRED TO, IN CONNECTION WITH ANY SUCH FORWARD-LOOKING STATEMENT.

         THE FOLLOWING MATTERS, AMONG OTHERS, MAY HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE, OF BIG BUCK. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

LACK OF PROFITABILITY; SHORT OPERATING HISTORY

         Big Buck incurred net losses of $1,359,754 and $1,040,000 during the fiscal years ended January 3, 1999 and December 28, 1997, respectively. To date, Big Buck has opened three Big Buck Brewery & Steakhouses in the following Michigan cities: Gaylord, Grand Rapids and Auburn Hills. Prior to the opening of the Gaylord unit in May 1995, Big Buck had no operations or revenues. Accordingly, Big Buck's operations are subject to all of the risks inherent in the establishment of a new business enterprise, including a short operating history. The likelihood of success of Big Buck must be evaluated in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of a business. There can be no assurance that future operations of any unit will be profitable. Future revenues and profits, if any, will depend upon various factors, including the quality of restaurant operations, the acceptance of Big Buck's beer and general economic conditions. In general, restaurants experience a decline in revenue growth or in actual revenues following a period of excitement which accompanies their opening. There can be no assurance that Big Buck will operate profitably or that it will successfully implement its plans to open additional units, in which case Big Buck will continue to depend on the revenues of the Gaylord, Grand Rapids and Auburn Hills units.

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

         Big Buck's ability to execute its business strategy depends on its ability to obtain substantial financing for the development of additional units. The failure of Big Buck to raise capital when needed could have a material adverse effect on Big Buck's business, operating results and financial condition. No assurance can be given that Big Buck will be able to secure additional financing when required, if at all. If Big Buck is able to obtain financing, there can be no assurance that it will be on terms favorable or acceptable to Big Buck. To obtain additional financing, Big Buck anticipates that it will be required to sell additional equity securities. New investors may seek and obtain substantially better terms than those available to investors purchasing shares of Common Stock on the open market and Big Buck's issuance of securities in the future may result in substantial dilution. Ultimately, if additional capital does not become available to Big Buck when required, it will be required to scale back or eliminate its expansion plans and it may be required to scale back its operations.


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EXPANSION PLAN RISKS

         Development is currently underway for the fourth Big Buck Brewery & Steakhouse in Grapevine, Texas, a suburb of Dallas. During 1998, Big Buck contributed $891,000 to the limited partnership which will own and operate such unit. Big Buck may be required to contribute up to an additional $4.5 million, upon ten business days' notice, to complete construction of the Grapevine unit. Without additional financing, Big Buck will be unable to complete construction of this unit. If such funds are not available when required by the joint venture, Big Buck may be in material default under the joint venture agreement. In the event of material default, Bass Pro would be entitled to purchase Big Buck's interest in the joint venture at 40% of book value, thereby eliminating Big Buck's interest in the Grapevine unit. Further, Bass Pro has the right to purchase up to 15% of Big Buck's interest in the joint venture, at 100% of Big Buck's original cost, within 24 months of the opening of the Grapevine unit; provided, however, that Big Buck's interest in the joint venture may not be reduced below 51%.

         In addition to the availability of adequate financing, successful expansion of Big Buck's operations will be largely dependent upon a variety of factors, some of which are currently unknown or beyond Big Buck's control, including customer acceptance of Big Buck Brewery & Steakhouses and Big Buck Beer; the ability of management to identify suitable sites and to negotiate purchases of such sites; the ability of management to secure future joint venture agreements or other methods of financing; timely and economic development and construction of units; timely approval from local governmental authorities; the hiring of skilled management and other personnel; the ability of management to apply its policies and procedures to a larger number of units; the general ability to successfully manage growth; and the general state of the economy. There can be no assurance that Big Buck will be able to open the Grapevine unit or any additional units.

         Big Buck's strategy includes operating a brewery at each unit. Successful operation of separate breweries will require Big Buck to overcome various organizational challenges such as increasing and maintaining production and establishing and maintaining quality control over numerous geographically separated units. In attempting to expand beer distribution, Big Buck will be required to establish and manage relationships with wholesale distributors, retailers and consumers in new markets. Big Buck is the sole promoter of sales of its beer in new markets. Consumer tastes and preferences may vary from market to market. There can be no assurance that Big Buck will be successful in entering new markets.

STATE LAWS MAY LIMIT GROWTH

         Big Buck is licensed under Michigan law as a "microbrewery." A microbrewery in Michigan is limited to the production of not more than 30,000 barrels of beer per year by all breweries owned or controlled by the same entity, whether within or outside Michigan. Without a change in current law, Big Buck intends to limit its sales of beer off-site so as to reserve its brewing capacity for sales of beer on-site, which provide Big Buck substantially higher margins, but do not reach the same customer base. There can be no assurance that legislation raising the barrelage ceiling will pass, that any such legislation will pass in a form which would facilitate Big Buck's expansion plans, or that if such legislation is not passed, Big Buck will be able to become licensed to brew in excess of 30,000 barrels of beer per year.

JOINT VENTURE

         Big Buck plans to operate the Grapevine unit, which is currently under construction, pursuant to a joint venture agreement with Bass Pro. Based on its effective 89.9% interest in the joint venture (Big Buck holds an 89.1% interest in the limited partnership and an 80% interest in the general partner which currently owns 1% of the limited partnership), Big Buck may be required to contribute up to an additional $4.5 million, upon ten business days' notice, to complete construction of the Grapevine unit. Without additional financing, Big Buck will be unable to complete construction of this unit. If such funds are not available when required by the joint venture, Big Buck may be in material default under the joint venture agreement. In the event of material default, Bass Pro would be entitled to purchase Big Buck's interest in the joint venture at 40% of book value, thereby eliminating Big Buck's


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interest in the Grapevine unit. Further, Bass Pro has the right to purchase up to 15% of Big Buck's interest in the joint venture, at 100% of Big Buck's original cost, within 24 months of the opening of the Grapevine unit; provided, however, that Big Buck's interest in the joint venture may not be reduced below 51%.

         Pursuant to a separate commercial sublease agreement, the limited partnership created by the joint venture leases the Grapevine site from Bass Pro over a 15-year term. The lease may be extended at the option of Bass Pro for seven additional five-year terms. The sublessee is obligated to pay an annual percentage rent in the amount of 5.5% on gross sales less than $11.0 million per year and 6.5% on gross sales in excess of $11.0 million per year (with a minimum annual base rent of $385,000). Bass Pro may terminate in the event of a default which is not cured within the applicable grace period. A default is defined to include, but is not limited to, (a) the sublessee's failure to open the unit for business on the same date as the sublessor's Outdoor World superstore is open for business, (b) the sublessee's failure to remain open during all business days, (c) the sublessee's failure to maintain on duty a fully trained service staff, (d) the sublessee's failure to provide high quality food of the type provided at the Gaylord unit, (e) the sublessee's failure to achieve gross sales in the first full calendar year immediately following the opening and for each calendar year thereafter of $7.0 million, (f) the sublessee encumbering in any manner any interest in the subleased premises, or (g) the sublessee's failure to conduct full and complete customer surveys no less frequently than each calendar quarter.

         The minimum annual base rent is required whether the Grapevine unit is profitable or not. In the event that the sublessee is required to pay in excess of the minimum annual base rent, the funds available to Big Buck for working capital and development plans will be reduced. In the event of a default and termination of the joint venture agreement, Big Buck's interest in the Grapevine unit would be eliminated. This would have a material adverse impact on Big Buck's business, operating results and financial condition.

SALE/LEASEBACKS

         In April 1997, Big Buck sold the Grand Rapids site, including all improvements thereto, to an unrelated third party, Eyde Brothers Development Co., pursuant to a real estate purchase and leaseback agreement for $1.4 million. Pursuant to a separate lease agreement, Big Buck leases the Grand Rapids site at a minimum annual base rent of $140,000 and a maximum annual base rent of $192,500 over a ten-year term. The lease may be extended at the option of Big Buck for two additional five-year terms. In addition to the annual base rent, Big Buck is obligated to pay an annual percentage rent in the amount of 5% on gross sales at the site in excess of $2.9 million per year. In the event that such annual gross sales do not exceed $2.9 million for any two consecutive years during the lease term, Big Buck will be obligated to repurchase the Grand Rapids site for $1.4 million, plus $70,000 for each lease year on a pro rata basis. Annual gross sales for the period from April 11, 1997 through April 10, 1998 did not exceed $2.9 million. In the event that annual gross sales for the period from April 11, 1998 through April 10, 1999 do not exceed $2.9 million, Big Buck will be obligated to repurchase the Grand Rapids site for $1,540,000. Big Buck has the option to purchase the Grand Rapids site from the lessor after the seventh full lease year for $1.4 million, plus $70,000 for each lease year on a pro rata basis. Should a repurchase be required, Big Buck believes that it would be able to obtain mortgage financing sufficient to pay the required repurchase price. There can be no assurance that such mortgage financing, in the event repurchase were required, would be available on terms acceptable to Big Buck or at all.

         In August 1997, Big Buck entered into a real estate purchase and leaseback agreement providing for the sale of the Auburn Hills site to an unrelated third party, Michael G. Eyde, for $4.0 million. In connection with this transaction, Big Buck granted a five-year stock option, exercisable at $5.00 per share, for 50,000 shares of its Common Stock to Mr. Eyde. Big Buck leases the Auburn Hills site pursuant to a separate lease agreement which provides for a minimum annual base rent of $400,000, and a maximum annual base rent of $550,000. The lease has a 25-year term and Big Buck is able to extend such term for two additional ten-year terms. In addition to the annual base rent, Big Buck is obligated to pay an annual percentage rent of 5.25% of gross sales at the site in excess of $8.0 million per year. In the event that such annual gross sales do not exceed $8.0 million for any two consecutive years during the lease term, Big Buck will be obligated to repurchase the Auburn Hills site for $4.0 million, plus $200,000


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for each lease year on a pro rata basis. Big Buck was required to pay Mr. Eyde an annual percentage rent of $46,000 based upon annual gross sales for the period from October 1, 1997 through September 30, 1998. The lessor has the ability to require that Big Buck issue Common Stock (valued at $5.00 per share) in payment of such repurchase price. Big Buck has the option to purchase the Auburn Hills site from the lessor after the seventh full lease year for $4.0 million, plus $200,000 for each lease year on a pro rata basis. Independent of annual gross sales, the lessor has the option to require Big Buck to purchase the Auburn Hills site before the third full lease year at the same price.

         The Grand Rapids and Auburn Hills lessors may terminate in the event of a default which is not cured within the applicable grace period. A default is defined as (a) Big Buck's failure to make a rental payment within 30 days after receipt of written notice that a payment is past due or (b) Big Buck's failure to perform its obligations under the lease (other than rent payments) within 30 days after written notice of a curable violation; provided, however, that if such default cannot be cured within the 30-day period, a default will be deemed to have occurred only if Big Buck has failed to commence a cure within such 30-day period.

         Annual percentage rent is required whether the units are profitable or not. In the event that Big Buck is required to pay annual percentage rent, the funds available to Big Buck for working capital and development plans will be reduced. In the event that annual percentage rent is not required over two consecutive years, Big Buck may be forced to repurchase such sites at a premium over their respective sale prices. There can be no assurance that Big Buck will have sufficient funds to repurchase the Grand Rapids site or the Auburn Hills site. In the event of a default and termination of either lease, Big Buck would be unable to continue to operate the related unit, which would have a material adverse impact on Big Buck's business, operating results and financial condition.

POTENTIAL INABILITY TO REPAY EXISTING INDEBTEDNESS

         Big Buck had a working capital deficit of $1,978,841 at January 3, 1999 and working capital of $255,000 at December 28, 1997. Big Buck has obtained working capital through its credit facility with NBD Bank and obtained additional working capital pursuant to a promissory note with Crestmark Bank. The credit facility matures on October 1, 2000 and the promissory note, unless extended, must be repaid in full by May 20, 1999. Big Buck currently owes NBD approximately $1.9 million and Crestmark approximately $1.4 million. A first priority lien in favor of NBD and a second priority lien in favor of Crestmark, on substantially all of Big Buck's assets, secure this indebtedness. Interest under the credit facility is payable at the rate of 10.2% per year and interest under the promissory note is payable at 10% per year. The credit facility contains certain financial and non-financial covenants which require Big Buck, among other things, to maintain certain debt-ratios. As a consequence of its expansion through debt financing, Big Buck has been in default under the debt-ratio terms of its credit facility with NBD; however, Big Buck has received a waiver from NBD of all defaults through January 3, 1999 under the credit facility. The promissory note contains certain non-financial covenants. In the event of a default which is not waived under either instrument, Big Buck's assets would be at risk. There can be no assurance that Big Buck will be able to repay or refinance its indebtedness to NBD or Crestmark. Without additional financing, Big Buck's leveraged position and requirements for payments to NBD and Crestmark may require Big Buck to liquidate all or a portion of its assets.

COMPETITION; CERTAIN FACTORS AFFECTING THE RESTAURANT AND BREWING INDUSTRIES

         The restaurant industry is highly competitive with respect to price, service, food quality (including taste, freshness, and nutritional value) and location. New restaurants have a high failure rate. The restaurant industry is also generally affected by changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of individual restaurants may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the lack of availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and Big Buck's units in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which Big Buck has no control. There are numerous well-


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established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than Big Buck. Big Buck also competes with a large variety of locally owned restaurants, diners and other establishments that offer moderately priced food to the public and with other microbrewery/restaurants in a highly competitive and developing microbrewery and brewpub restaurant market. Other restaurants and companies could utilize the Big Buck Brewery & Steakhouse format or a related format. There can be no assurance that Big Buck will be able to respond to various competitive factors affecting the restaurant industry.

         The domestic beer market is highly competitive due to the enormous advertising and marketing expenditures by national and major regional brewers; the continuing proliferation of microbreweries, regional craft breweries, brewpubs and other small craftbrewers; the introduction of fuller-flavored products by certain major national brewers; and a general surplus of domestic brewing capacity, which facilitates existing contract brewer expansion and the entry of new contract brewers. Although domestic demand for craftbrewed beers has increased dramatically over the past decade, there can be no assurance that this demand will continue. Big Buck anticipates intensifying competition in the craftbrewed and fuller-flavored beer markets. Most of Big Buck's brewing competitors possess financial, marketing, personnel and other resources substantially greater than those of Big Buck, and there can be no assurance that Big Buck will be able to succeed against intensified competition in the craftbrewed and fuller-flavored beer markets.

BREWERY OPERATING HAZARDS

         Big Buck's brewing operations are subject to certain hazards and liability risks faced by all brewers, such as potential contamination of ingredients or products by bacteria or other external agents that may be wrongfully or accidentally introduced into products or packaging. Big Buck's products are not pasteurized. While Big Buck has never experienced a contamination problem in its products, the occurrence of such a problem could result in a costly product recall and serious damage to Big Buck's reputation for product quality. Big Buck's operations are also subject to certain injury and liability risks normally associated with the operation and possible malfunction of brewing and other equipment. Although Big Buck maintains insurance against certain risks under various general liability and product liability insurance policies, there can be no assurance that Big Buck's insurance will be adequate.

BEER AND LIQUOR REGULATION

         A significant percentage of Big Buck's revenue is derived from beer sales. On-site sales of beer, including gift shop sales, accounted for 20.5% of revenues and off-site sales of beer accounted for an additional 0.9% of revenues during 1998. Big Buck must comply with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as the licensing requirements of states and municipalities where its units are or will be located. Failure to comply with federal, state or local regulations could cause Big Buck's licenses to be revoked and force it to cease brewing and/or selling its beer. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Additionally, state liquor laws may prevent or impede the expansion of Big Buck into certain markets. While Big Buck has not experienced and does not anticipate any significant problems in obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such required licenses, permits or approvals could delay or prevent the opening of a unit in a particular area. In addition, changes in a jurisdiction's legislation, regulations or administrative interpretations of liquor laws after the opening of a unit may prevent or hinder Big Buck's expansion or operations in that jurisdiction or increase operating costs.

RESTAURANT REGULATION

         The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and to building and zoning requirements. Big Buck is subject to regulation by air and water pollution control divisions of the Environmental Protection Agency of the United States


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and by certain states and municipalities in which its units are or will be located. Big Buck is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters, such as any government mandated health insurance, over which Big Buck has no control.

         Big Buck is subject to "dram-shop" laws in Michigan and will be subject to such statutes in other states into which it expands. These laws generally provide someone injured by an intoxicated person the right to recover damages from the establishment which wrongfully served alcoholic beverages to such person. Big Buck carries liquor liability coverage as part of its existing comprehensive general liability insurance. However, a judgment against Big Buck under a dram-shop statute in excess of Big Buck's liability coverage could have a material adverse effect on Big Buck.

TAXES; SMALL BREWER'S EXCISE TAX CREDIT

         The federal government imposes an excise tax of $18.00 on each barrel of beer produced for domestic consumption in the United States. However, each brewer with production under 2,000,000 barrels per year is granted a small brewer's excise tax credit in the amount of $11.00 per barrel on its first 60,000 barrels produced annually. No assurance can be given that the federal government will not reduce or eliminate this credit. To the extent Big Buck's production increases to amounts over 60,000 barrels per year, there will be an increase in the average federal excise tax rate of Big Buck. Michigan imposes an excise tax of $6.30 per barrel on each barrel of beer sold in Michigan. However, each brewer which is a "microbrewery" under Michigan law (presently with production of not more than 30,000 barrels per year) is granted a microbrewer's excise tax credit in the amount of $2.00 per barrel. To the extent Big Buck's production increases to amounts over 30,000 barrels per year, there will be an increase in the average Michigan excise tax rate of Big Buck. Other states and municipalities into which Big Buck may expand also impose excise or other taxes or special charges on alcoholic beverages in varying amounts, which amounts are subject to change. It is possible that in the future the rate of excise taxation could be increased by either federal or state governments, or both. Increased excise taxes on alcoholic beverages have been considered by the federal government as an additional source of tax revenue in connection with various proposals and could be included in future legislation. Future increases in excise taxes on alcoholic beverages, if enacted, could adversely affect Big Buck's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

         Big Buck's future success will depend in large part upon the continued service of its key management personnel including William F. Rolinski, Gary J. Hewett and Anthony P. Dombrowski. Given Big Buck's limited operating history, Big Buck is dependent on its ability to identify, hire, train and motivate qualified personnel necessary to enable it to continue operations. Big Buck does not have key person life insurance policies on any of its employees. The departure of key employees could have a material adverse effect on Big Buck's business, operating results and financial condition. Big Buck's success will also be dependent upon its ability to attract and retain qualified people, including additional management personnel. While it has been successful to date in attracting a management team and a restaurant staff, no assurance can be given that Big Buck's current employees will continue to work for Big Buck or that Big Buck will be able to obtain the services of additional personnel necessary for Big Buck's growth. To date, Big Buck has not entered into any agreements providing for the continued employment of its personnel.

NO ASSURANCE AS TO LIQUIDITY ON THE NASDAQ SMALLCAP MARKET

         Big Buck's Common Stock, Class A Warrants and units (each consisting of one share of Common Stock and one Class A Warrant) are currently listed on the Nasdaq SmallCap Market. There can be no assurance that an active public market will develop or be sustained for Big Buck's securities. In addition, if Big Buck's securities do not continue to trade on the Nasdaq SmallCap Market, the securities would become subject to certain rules of the

SEC relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the securities in the open market.

POSSIBLE REDEMPTION OF THE CLASS A WARRANTS

         Big Buck's Class A Warrants, which were sold in connection with Big Buck's initial public offering, are subject to redemption at any time by Big Buck at $0.01 per warrant, on 30 days' prior written notice, if the high closing bid price of the Common Stock exceeds $9.00 per share (subject to adjustment) for 20 consecutive trading days. If the Class A Warrants are redeemed, those warrantholders will lose their right to exercise such warrants except during such 30-day redemption period. Redemption of the Class A Warrants could force the holders to exercise such warrants at a time when it may be disadvantageous for the holders to do so or to accept the redemption price of $0.01 per warrant.

LIMITATION ON OWNERSHIP OF COMMON STOCK

         The Michigan Liquor Control Act and Big Buck's Restated Articles of Incorporation prohibit the acquisition of ten percent or more of the outstanding Common Stock of Big Buck without the prior approval of the Michigan Liquor Control Commission. A person seeking to acquire ten percent or more of the outstanding Common Stock of Big Buck must (a) provide Liquor Control information regarding such person, including without limitation thereto, information regarding other alcoholic liquor business management experience, in such form, and with such updates, as may be required by Liquor Control; (b) respond to written or oral questions from Liquor Control; and (c) consent to the performance of any background investigation that may be required by Liquor Control, including without limitation thereto, an investigation of certain past criminal convictions of such person. Further, no person shall acquire any outstanding Common Stock of Big Buck in violation of the Michigan Liquor Control Act, as it may be amended from time to time. If a person holds outstanding Common Stock of Big Buck in violation of either of the above restrictions, such person's securities holdings are subject to redemption at any time by Big Buck by action of the Board of Directors. Redemption could force such disqualified holders to sell their shares back to Big Buck at a time when it may be disadvantageous for the holders to do so.

CONTROL BY MANAGEMENT

         As of February 1, 1999, the current officers and directors of Big Buck beneficially owned approximately 46% of the outstanding Common Stock. Accordingly, such persons can exert substantial influence over the composition of Big Buck's Board of Directors and generally direct the affairs of Big Buck and may have the power to control the outcome of shareholder approvals of business acquisitions, mergers and combinations and other actions.

SEASONALITY AND FLUCTUATIONS IN QUARTERLY RESULTS

         Big Buck's sales and earnings are expected to fluctuate based on seasonal patterns. Based on its existing units, Big Buck anticipates that its highest earnings will occur in the second and third calendar quarters due to the milder climate during those quarters in Michigan. Big Buck believes, however, that future expansion into markets outside Michigan, if any, will mitigate the effect of seasonality on its business. Quarterly results in the future are also likely to be substantially affected by the timing of new unit openings. Because of the effect of seasonality on Big Buck's business and the impact of new unit openings, results for any quarter are not necessarily indicative of the results for a full fiscal year.


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MICHIGAN ANTI-TAKEOVER LAWS

         Big Buck is subject to Michigan statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of Common Stock which may hinder or delay a change in control of Big Buck.

VOLATILITY OF MARKET PRICE OF COMMON STOCK

         The market price of Big Buck's Common Stock has been subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of Big Buck or its competitors, changes by financial research analysts in their estimates of the earnings of Big Buck or its competitors, conditions in the economy in general or in the brewing industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting Big Buck or the brewing industry. During 1997, Big Buck's Common Stock ranged from a low of $1.75 on March 24, 1997 to a high of $7.25 on October 22, 1997. During 1998, Big Buck's Common Stock ranged from a high of $5.875 on March 2, 1998 to a low of $2.125 on October 8, 1998. There can be no assurance that purchasers of Big Buck's securities will be able to sell such securities at or above the prices at which they were purchased.

IMPACT OF SALE OF SECURITIES; SECURITIES ELIGIBLE FOR FUTURE SALE

         Big Buck had 5,285,000 shares of Common Stock outstanding as of March 1, 1999, and had warrants and stock options outstanding to purchase an additional 3,758,082 shares of Common Stock, exercisable at prices ranging from $2.625 to $8.00 per share. Big Buck has also registered certain shares of its Common Stock for resale on the public market. The sale of such shares, and the sale of additional shares which may become eligible for sale in the public market from time to time upon the exercise of warrants and stock options, may be dilutive to existing shareholders and could have the effect of depressing the market price of Big Buck's Common Stock.

YEAR 2000 READINESS DISCLOSURE

         The term "Year 2000" is used to describe general problems that may result from improper processing of dates and date-sensitive calculations by computers or other machinery as the year 2000 is approached and reached. This problem stems from the fact that many of the world's computer hardware and software applications have historically used only the last two digits to refer to a year. As a result, many of these computer programs do not or will not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results. The following information was prepared to comply with the guidelines for Year 2000 disclosure that the SEC issued in an Interpretative Release, effective August 4, 1998.

STATE OF READINESS

         To operate its business, Big Buck relies on many third party information technology ("IT") systems, including its point of sale, table seating and reservation management, inventory management, credit card processing, payroll, accounts payable, fixed assets, banking and general ledger systems. Big Buck does not maintain any proprietary IT systems and has not made any modifications to any of the IT systems provided to it by its IT vendors. Big Buck is in the process of requesting each of its hardware and software vendors to complete a Year 2000 compliance questionnaire. Based on the results of such questionnaires Big Buck will determine those IT systems that need to be upgraded or replaced to function properly in the year 2000.

         Big Buck is also in the process of assessing its non-IT systems (i.e. embedded technology such as microprocessors in kitchen equipment, brewery equipment, elevators, etc.). Big Buck plans to complete its assessment by July 1, 1999 and will then determine the best approach for remedying any non-compliant system.

         Big Buck also relies upon suppliers of raw materials and packaging for beer, suppliers of food and retail products and other third party product and service providers, over which it can assert little control. Big Buck is in


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the process of contacting all critical suppliers and service providers to assess the readiness of such parties and to determine the extent to which Big Buck may be vulnerable to such parties' failure to resolve their own Year 2000 issues. This effort is expected to be completed by July 1, 1999.

COSTS TO ADDRESS YEAR 2000 ISSUES

         Big Buck expenses costs associated with its Year 2000 compliance efforts as the costs are incurred, but has not yet incurred any costs in connection with its Year 2000 compliance efforts. Big Buck estimates that its future cost of assessing and remedying Year 2000 issues will approximate $40,000. Such estimate does not consider any additional costs incurred due to the failure of any third party vendor, supplier or service provider to achieve Year 2000 compliance.

RISKS OF YEAR 2000 ISSUES

         Big Buck recognizes that Year 2000 issues constitute a material known uncertainty. Big Buck also recognizes the importance of ensuring that Year 2000 issues will not adversely affect its operations. Big Buck believes that the processes described above will be effective to manage the risks associated with the problem. However, there can be no assurance that the processes can be completed on the timetable described above or that remediation will be fully effective. The failure to identify and remediate Year 2000 issues, or the failure of key vendors, suppliers and service providers or other critical third parties who do business with Big Buck to timely remediate their Year 2000 issues could cause system failures or errors, business interruptions and, in a worst case scenario, the inability to engage in normal business practices for an unknown length of time. Big Buck's business, operating results, financial condition and cash flows could be materially adversely affected. At this time, however, Big Buck does not possess information necessary to estimate the overall potential financial impact of Year 2000 compliance issues. Specific risks Big Buck faces with regard to Year 2000 issues include the following:

         1. Disruption of Internal Computer Systems. If our internal computer systems should fail, it could disrupt our accounting, restaurant management and other systems. We believe that the failure of our internal computer systems is unlikely. However, we expect that minor Year 2000 compliance issues will continue to be identified through our discussions with our hardware and software vendors. We intend to address these compliance issues no later than the second calendar quarter of 1999.

         2. Disruption of Supply Materials. The inability of our suppliers and service providers to be Year 2000 ready could result in delays in product delivery, disruption in the distribution channels and disruption in services required to operate. We are in the process of surveying our suppliers and service providers with regard to their Year 2000 readiness. We are hopeful of receiving adequate responses from critical suppliers and service providers and many non-critical suppliers and service providers by the second quarter of 1999. Where ultimate survey results show that the need arises, we will arrange for back-up suppliers and service providers before the change-over date.

CONTINGENCY PLANS

         Big Buck recognizes the need for Year 2000 contingency plans in the event that remediation is not fully successful or that the remediation efforts of Big Buck's vendors, suppliers and service providers are not timely completed. Big Buck intends to address contingency planning during calendar 1999. To the extent that Big Buck's vendors, suppliers, and service providers are unable to provide sufficient evidence of Year 2000 readiness by July 1, 1999, Big Buck will seek to arrange for their replacement.

ABSENCE OF DIVIDENDS

         Big Buck has never declared or paid cash dividends on its Common Stock and does not intend to declare or pay cash dividends on its Common Stock in the foreseeable future. Big Buck presently expects to retain its earnings to finance the development and expansion of its business. The declaration or payment by Big Buck of

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dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on Big Buck's earnings, financial condition, capital requirements and other relevant factors. The declaration or payment by Big Buck of dividends is also subject to the terms of Big Buck's credit facility with NBD Bank and the terms of the loan agreement governing Big Buck's promissory note with Crestmark Bank.